Exhibit 10.12

VERTEX ENERGY, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 17th day of August 2012 (the “Execution Date”), to be effective as of the Effective Date as defined below, between Vertex Energy, Inc., a Nevada corporation (the “Company”), and John Strickland (“Employee”) (each of Company and Employee is referred to herein as a “Party,” and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Employee, and Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of August 17, 2012 (the “Effective Date”) as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1.           Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Employee, and Employee hereby accepts such employment, as the Manager of Supply and Trading of the Company for a period of five (5) years beginning on the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods (each renewal date being defined herein as an “Automatic Renewal Date”) after the Initial Term (each an “Automatic Renewal Term”) in the event that neither party provides the other written notice of their intent not to automatically extend such Agreement at least sixty (60) days prior to such Automatic Renewal Date. It is understood by the Company and Employee that Employee shall perform duties from his home or at an office in Georgia.

1.2.           Duties and Responsibilities.  Employee, as Manager of the Company’s Black Oil Division, shall perform such administrative, managerial and Employee duties for the Company (i) as are prescribed by applicable job specifications for an Employee of a public company the size and nature of the Company specifically including but not limited to those enumerated in Exhibit A attached, (ii) as may be prescribed by the Bylaws of the Company, and (iii) as are customarily vested in and incidental to such position.

1.3.           Non-Competition.  For $10 and other good and valuable consideration which Employee acknowledges the receipt and sufficiency of, Employee agrees to devote substantially all of Employee’s business time, energy and efforts to the business of the Company, and will use Employee’s best efforts and abilities faithfully and diligently to promote the business interests of the Company.  For so long as Employee is employed hereunder, and for a period of six months following the last payment received by Employee from the Company thereafter (the “Non-Compete Period”), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such business of the Company is now or hereafter conducted.  The Employee confirms and acknowledges that the Non-Compete Period and the terms and conditions set forth herein are fair and reasonable.  The Company further confirms that it would not have agreed to the terms and conditions of this Agreement if not for the Employee specifically agreeing to the terms and conditions of this Section 1.3.

1.4.           Covenants of Employee.

1.4.1           Best Efforts.  Employee shall devote his best efforts to the business and affairs of the Company.  Employee shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.4.2           Records.  Employee shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.4.3           Compliance.  Employee shall use his best efforts to cause the Company to remain in compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly-traded companies, including, without limitation, assist in the filing with the SEC of all periodic reports the Company is required to file under the Exchange Act of 1934 (as amended, the “Exchange Act”).  Employee shall at all times comply, and endeavor to cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.  Notwithstanding the foregoing or any other provision herein to the contrary, the Company agrees and acknowledges that the Employee is not personally responsible for any filings made with the SEC or any other governmental agency, and that such filings are the ultimate responsibility of the Company’s CEO and CFO, who will be responsible for signing any certifications relating thereto required by the Sarbanes-Oxley Act.

ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1.           Base Salary.  So long as this Agreement remains in effect, for all services rendered by Employee hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of $150,000.  The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Employee is employed hereunder, beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the Base Salary may be increased as determined by the Compensation Committee of the Board (the “Compensation Committee”), in its sole and absolute discretion.

2.2.           Options.  Effective as of the Execution Date of this Agreement (the “Grant Date”), Employee has been granted options to acquire up to one hundred fifty thousand (150,000) shares of the Company’s common stock (the “Options”) pursuant to the stock option agreements attached hereto as Exhibit B.  The specific terms of these Options shall  include: (i) Options to purchase 37,500 shares vesting on the execution date of this Agreement, and (ii) the remaining Options to purchase 112,500 shares vesting at a rate of 1/3rd of such remaining Options annually upon the expiration of each year that lapses from the Grant Date (with options to purchase the first 37,500 shares vesting on August 17, 2013), assuming that Employee is employed by the Company as an Employee on such dates; and provided further that the vesting of all granted and unvested Options shall be fully accelerated in the event the Company is sold or has any other change of control event (as defined in the option agreements), or in the event Employee is terminated by the Company for any reason other than for Cause as defined in Section 3.2.1 herein.

2.3.           Bonus Compensation.  For each year this Agreement is in effect, Employee will be eligible to earn a bonus in the sole discretion of the Compensation Committee.

2.4.           Business Expenses.  So long as this Agreement is in effect, the Company shall reimburse Employee for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior Employees of the Company in connection with the performance of their duties on behalf of the Company.

2.5.           Vacation.  Employee will be entitled to 15 days of paid time-off (PTO) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall be determined in accordance with the companies benefits and standard PTO guidelines.

2.6.           Other Benefits.  Employee shall be entitled to participate in the Company’s employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its similarly situated Employees.

2.7.           Withholding.  The Company may deduct from any compensation payable to Employee (including payments made pursuant to this Section 2 or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1.           Termination of Employment.  Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1           upon the death of Employee;

3.1.2           upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Compensation Committee, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.1.3           upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 1.1 is not given by either party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either party (if any);

3.1.4           upon delivery to the Company of written notice of termination by Employee for any reason other than for Good Reason;

3.1.5           upon delivery to Employee of written notice of termination by the Company for Cause;

3.1.6           upon delivery of written notice of termination from Employee to the Company for Good Reason, provided, however, prior to any such termination by Employee pursuant to this Section 3.1.6, Employee shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Employee’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Employee’s salary without Employee’s Consent, or fails to pay Employee any compensation due him; or

3.1.7            upon delivery to Employee of written notice of termination by the Company without Cause.

3.2.         Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1           “Cause” shall mean, in the context of a basis for termination by the Company of Employee’s employment with the Company, that:

(i)               Employee materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii)               Employee commits any material act of misappropriation of funds or embezzlement; or

(iii)              Employee commits any material act of fraud; or

(iv)             Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2            “Good Reason” shall mean, in the context of a basis for termination by Employee of his employment with the Company (a) without Employee’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of Manager of the Black Oil Division of the Company, (b) there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after written notice of such violation or breach by the Company, (c) Employee’s compensation as set forth hereunder is reduced without Employee’s consent,  (d) Employee is forced by the Company to permanently move more than thirty (30) miles from his current location, or (e) the Company fails to pay to Employee any compensation due to him hereunder upon five (5) days written notice from Employee informing the Company of such failure.

3.3.           “Termination Date” shall mean the date on which Employee’s employment with the Company hereunder is terminated.

3.4.           Effect of Termination.  In the event that Employee’s employment hereunder is terminated in accordance with the provisions of this Agreement, Employee shall be entitled to the following:

3.4.1           If Employee’s employment is terminated pursuant to Sections 3.1.1 (death), 3.1.2 (disability), 3.1.3 (five-year anniversary or any subsequent anniversary of an Automatic Renewal Term, with notice from either party as provided above), 3.1.4 (without Cause by the Employee), or 3.1.5 (by the Company for Cause), Employee shall be entitled to salary accrued through the Termination Date, including but not limited to any Options which have vested as of the Termination Date (exercisable for the period of time set forth in the option agreements evidencing such Options),  and no other benefits other than as required under the terms of employee benefit plans in which Employee was participating as of Termination Date.

3.4.2           If Employee’s employment is terminated pursuant to Section 3.1.7 (without Cause by the Company) or by Employee pursuant to Section 3.1.6 (Good Reason), Employee shall be entitled to salary accrued through the Termination Date and to continue to receive salary at the rate in effect upon the Termination Date of employment for six weeks after the Termination Date; payable in accordance with the Company’s normal payroll practices and policies, as if Employee’s employment had not terminated.  Any unvested Options held by Employee shall immediately vest as of the Termination Date of this Agreement and be exercisable for the period of time set forth in the option agreements evidencing such Options.  Employee shall be entitled to no other post-employment benefits except for benefits payable under applicable benefit plans in which Employee is entitled to participate pursuant to Section 2.5 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

3.4.3           As a condition to Employee’s right to receive any benefits pursuant to Section 3.4 of this Agreement, (A) Employee must execute and deliver to the Company a written release in customary form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Employee’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Employee has accrued a benefit); and (B) Employee must not breach any of his covenants and agreements under Section 1.3 and Article IV of this Agreement, which continue following the Termination Date.

3.4.4           Upon termination of Employee’s employment hereunder, or on demand by the Company during the term of this Agreement, Employee will promptly deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Employee pursuant to his employment with the Company, obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.4.5           Employee also agrees to keep the Company advised of his home and business address for a period of twelve (12) months after termination of Employee’s employment hereunder, so that the Company can contact Employee regarding his continuing obligations provided by this Agreement.  In the event that Employee’s employment hereunder is terminated, Employee agrees to grant consent to notification by the Company to Employee’s new employer about his obligations under this Agreement.

3.5.           Consulting.  During the period that Employee is receiving payments pursuant to subsection 3.4.2 above, Employee shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding projects and/or tasks as defined by the Board.

ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1.           Inventions.  All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company.  Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2.           Confidential/Trade Secret Information/Non-Disclosure.

4.2.1   Confidential/Trade Secret Information Defined.  During the course of Employee’s employment, Employee will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company.  For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries.  Employee and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, e-mail, disk, tape, etc.):  all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above.  Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its subsidiaries, affiliates and predecessors, during the term of Employee’s employment with the Company.  Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an Employee of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2        Restriction on Use of Confidential/Trade Secret Information.  Employee agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)            Non-Disclosure.  Employee agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Employee’s job duties to the Company under this Agreement; and

(ii)           Non-Removal/Surrender.  Employee agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement.  Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

4.2.3        Prohibition Against Unfair Competition/ Non-Solicitation of Customers.  Employee agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Employee agrees that during the twelve-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Employee’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.3.           Non-Solicitation of Employees.  Employee agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4.           Non-Solicitation During Employment.  During his employment with the Company, Employee shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

4.5.           Conflict of Interest.  During Employee’s employment with the Company, Employee must not knowingly engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.  If the Company or the Employee have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Related Party Transaction Committee of the Company and/or Board of Directors for consideration and approval or non-approval, which approval or non-approval the Employee agrees shall be binding on the Employee.

4.6.           Breach of Provisions.  If Employee materially breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.7.           Reasonable Restrictions.  The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.8.           Specific Performance.  Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 4.2, 4.3 or 4.4 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

ARTICLE V.

ARBITRATION

5.1.           Scope.  To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective Employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

5.2.           Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in a neutral location, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The Arbitrator and location are to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the presiding State, and only such power, and shall follow the law.  The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  Each Party in the arbitration hearing shall bear its own costs of the arbitration filing and hearing fees and the losing Party shall bear the cost of the arbitrator.

ARTICLE VI.

MISCELLANEOUS

6.1.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns.  Employee may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor entity with the written agreement of the Employee, which shall not be unreasonably withheld, conditioned or delayed.

6.2.           Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Vertex Energy, Inc. 1331 Gemini , Suite 250 Houston, Texas 77058 Telephone: 866-660-8156 Facsimile: 281-754-4185 Attention: Benjamin P. Cowart

If to the Employee:	John Strickland __________________ __________________ Telephone: _____________ Facsimile: ____________ Attention: John Strickland

6.3.           Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4.           Waiver.  No waiver by a Party of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5.           Entire Agreement.  This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.  This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.6.           Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing signed by the Parties and approved by the Compensation Committee.

6.7.           Authority.  The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8.           Attorneys’ Fees.  If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9.           Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10.         Governing Law.  This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

6.11.         Survival.  The termination of Employee’s employment with the Company pursuant to the provisions of this Agreement shall not affect Employee’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Employee’s obligations under Section 1.3 and Article IV of this Agreement.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“COMPANY”	VERTEX ENERGY, INC., a Nevada corporation By: /s/ Benamin P. Cowart Name: Benjamin P. Cowart Title:
“EMPLOYEE”	/s/ John Strickland John Strickland

EXHIBIT A

1.	Employee shall report to the Chief Operating Officer of the Company and work closely with the management team.

2.	Employee shall serve as Manager of the Black Oil Division.

3.	Employee will develop and expand the Company’s Black Oil Division

4.	Operations

a.	Responsible for the effective operational management of the Company’s Black Oil Division including full responsibility for its profit and loss statement.